Exhibit 10.4

November 25, 2003

Mr. Clint Streit

7 Hunters Ridge Drive

Pennington, NJ 08534

Re:	Separation Agreement and General Release

Dear Clint:

We are interested in resolving amicably your separation of employment with RMH Teleservices, Inc. (“RMH” or “the Company). Toward this end, we propose the following Separation Agreement, which includes a General Release.

As you know, the terms and conditions of your employment, including severance pay, are set forth in the John Fellows’ August 20, 2002 letter to you, attached as exhibit “A” (the “Letter Agreement”) . You have also been granted: (a) 50,000 shares of Common Stock under the Restricted Stock Award Agreement dated August 20, 2002 (attached as exhibit “B”) only 1/3 of which is vested; and the option to purchase 150,000 shares of Common Stock under the Non-Qualified Stock Option dated August 20, 2002 (attached as exhibit “C”) only 1/3 of which is vested. We are prepared to terminate your employment at this juncture and to provide you with twelve (12) months of severance pay in accordance with section 4(b) of the Letter Agreement, if you meet your obligations under that section. However, doing so will preclude further vesting under the Restricted Stock Award Agreement and Non-Qualified Stock Option.

In order to provide you with the potential for further vesting, we offer you this Separation Agreement and General Release (“Separation Agreement or “Agreement”) which you may consider for twenty-one (21) days. You are encouraged to review this Agreement with your attorney.

You are not to report to work while you are considering this offer and will be placed on an unpaid leave of absence, effective December 1, 2003. If you choose not to accept this offer, your employment will be terminated and you will be eligible for severance pay under the conditions described in section 4(b) of the Letter Agreement.

The proposed terms and conditions of your separation from employment are as follows:

1. Your employment will end on the earlier of June 30, 2004 or the date after our contemplated transaction with NCO Group closes (“Termination Date”) . Upon your acceptance of this offer, you will be removed from leave of absence and will continue to be employed by the Company until your Termination Date (the “Transition Period”). During the Transition Period, you are not to report to work or undertake any action on behalf of the Company, without the express authorization of John A. Fellows. However, as you will continue as our employee during the Transition Period, you will provide such information and services as expressly requested by John A. Fellows, and will act in the best interest of the Company.

2. During the Transition Period, you shall continue to receive your base salary, but will not receive any other compensation. Your insurance benefits will continue to the extent that coverage is provided under the applicable insurance policies and/or agreements for an employee who is not regularly reporting to work. However, you will receive no additional compensation or benefits during the Transition Period.

3. If the contemplated transaction with NCO Group closes during the Transition Period, your eligibility for further vesting under your Restricted Stock Award Agreement and Non-Qualified Stock Option attached as exhibits “B” and “C” will be governed by the terms of those documents.

4. Upon the termination of your employment:

(a) You shall be eligible for severance pay under and subject to the terms and conditions of section 4(b) of your Letter Agreement, except that the amount of severance pay shall be reduced by the amount of base salary that you receive during the Transition Period. You shall also receive an additional six (6) weeks of pay in lieu of vacation and other compensation. For example, if the Transition Period is for three (3) months, then you shall be eligible for nine (9) months of severance pay plus an additional six (6) weeks of pay, if you comply with the terms and conditions of section 4(b). Accordingly, after your employment terminates, you shall execute and provide to the Company a General Release acceptable to the Company and comply with Non-Competition/Non-Solicitation and Confidentiality Agreement, in order to receive severance pay. Your severance pay shall be subject to applicable withholding, including taxes, and shall be paid to you in equal bi-weekly installments, beginning within fourteen (14) days of receipt of an executed original of the General Release, which you do not revoke.

(b) The Company will not contest your claim for unemployment compensation.

(c) The Company will provide you with a neutral reference, including only your position, date hired and date of separation.

5. In consideration for the Company’s obligations under this Separation Agreement, you agree, intending to be legally bound, to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, shareholders, attorneys, employees, owners and agents, and their respective successors and assigns (collectively “Releasees”), jointly and severally, from any and all actions, complaints, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, unused paid time off, benefits, bonuses, stock, options, commissions and/or other compensation of any kind, including but not limited to under the Employee Retirement Income Security Act (“ERISA”); any claims of retaliation; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination and the City of Philadelphia’s Fair Practice Ordinance) and any claims for retaliation thereunder; any claims under the Family and Medical Leave Act or any other federal, state or local law governing leaves of any kind; any claims under the National Labor Relations Act or the Sarbanes-Oxley Act; any claims for violation of public policy, retaliation and/or any whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, breach of the implied covenant of good faith and fair dealing, promissory estoppel, equitable estoppel and misrepresentation. This General Release does not apply to any claims to enforce this Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Agreement.

6. You acknowledge and agree that the Company’s obligations under this Agreement constitute adequate consideration to support your General Release in Paragraph 5 above.

7. Whether or not you execute this Agreement and General Release:

(a) Upon the termination of your employment, you will be eligible to continue to participate in the Company’s group health plan at your sole expense pursuant to COBRA, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions.

(b) You will be paid for all days actually worked through November 28, 2003.

8. Upon the commencement of the Transition Period, you must return to the Company’s EVP of Human Resources, retaining no copies, all Company property, keys, documents, forms, correspondence, computer programs, memos, disks, etc.

9. You will be bound by and will comply with your Non-Competition/Non-Solicitation and Confidentiality Agreement dated August 20, 2002, and attached as exhibit “D”.

10. Except as expressly provided for in this Agreement, you shall not be eligible for any compensation from the Company or Company-paid benefits during the Transition Period or subsequent to the termination of your employment.

11. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto. You may not discuss or state the consideration or anything which would imply that you received any consideration from RMH.

12. You agree to pay any and all federal, state and local taxes assessed against you with respect to any consideration received pursuant to this Agreement to the extent not already withheld. You agree to indemnify RMH and the other Releasees for any tax liability incurred in connection with this Agreement.

13. You agree that you will not apply for employment or reemployment with the Company or any related or affiliated company.

14. The Company’s obligations under this Separation Agreement shall cease and your General Release shall remain in full force and effect, in the event that you: (1) initiate litigation against the Company or any of the other Releases with respect to a claim that has been released pursuant to paragraph 5 above or (2) fail to comply with the obligations set forth in paragraph 1, 8 or 9 above.

15. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

16. Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

17. If any provision of this Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

18. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied, except to the extent referred to herein, and your Non-Competition/Non-Solicitation and Confidentiality Agreement dated August 20, 2002 which survives the termination of your employment and is incorporated herein by reference.

19. You agree that you will not, directly or indirectly, make any negative comments or disparaging remarks, in writing, orally or electronically, including but not limited to by publishing any letters, e-mails or websites, about the Company or any other Releasee and their respective officers, directors, employees and agents and their respective practices, products and services. However, nothing in this Agreement shall be interpreted to restrict your right and obligation to testify truthfully.

20. You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the General Release;

(b) You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d) You were given at least twenty-one (21) days to determine whether you wished to enter into this Agreement, including the General Release;

(e) The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed herein has been made to you; and

(g) You have adequate information to make a knowing and voluntary waiver.

21. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until after the Revocation Period has expired. To revoke this Agreement, you must send a certified letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the terms and conditions set forth above.

22. As noted above, you have 21 days to decide whether you wish to execute this Agreement. If you do not sign and return this Agreement on or before December 17, 2003, then this offer is withdrawn and you will not be eligible for the terms and conditions set forth above.

*    *     *

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be bound by such terms.

We wish you the best in the future.

Sincerely,

/s/ Paul Little
Paul Little Executive Vice President - Human Resources

UNDERSTOOD AND AGREED,

INTENDING TO BE LEGALLY BOUND:

/s/ Clint Streit
Clint Streit

12/1/03
Date

Witness